Exhibit 5(c)
                                                      Form of
                                           INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, made this day of , 1997, between St. Clair Funds, Inc. ("St. Clair") on behalf of the Munder Institutional S&P 500 Index Equity Fund, Munder Institutional S&P MidCap Index Equity Fund, Munder Institutional S&P SmallCap Index Equity Fund, Munder Institutional Short Term Treasury Fund and Munder Institutional Money Market Fund (each, a "Fund" and collectively, the "Funds") and Munder Capital Management (the "Advisor"), a Delaware partnership.

     WHEREAS, St. Clair is a Maryland corporation authorized to issue shares in series and is registered as an open-end management investment St. Clair under the Investment Company Act of 1940, as amended (the "1940 Act"), and each Fund is a series of St. Clair;

         WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

         WHEREAS, St. Clair wishes to retain the Advisor to render investment advisory services to the Funds, and the Advisor is willing to furnish such services to the Funds;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between St. Clair and the Advisor as follows:

1.       Appointment

         St. Clair hereby appoints the Advisor to act as investment advisor to the Funds for the periods and on the terms set forth herein. The Advisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2.       Services as Investment Advisor

         Subject to the general supervision and direction of the Board of Directors of St. Clair, the Advisor will (a) manage each Fund in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and the Statement of Additional Information filed with the Securities and Exchange Commission, as they may be amended from time to time; (b) make investment decisions for the Funds; (c) place purchase and sale orders on behalf of the Funds; and (d) employ professional portfolio managers and securities analysts to provide research services to the Funds. In providing those services, the Advisor will provide the Funds with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. In addition, the Advisor will furnish the Funds with whatever statistical information the Funds may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing.

         The Advisor further agrees that, in performing its duties hereunder, it will:

         (a) comply with the 1940 Act and all rules and regulations thereunder and under the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors;

     (b) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment St. Clair under Subchapter M of the Code and regulations issued thereunder;

         (c) maintain books and records with respect to the Funds' securities transactions, render to the Board of Directors of St. Clair such periodic and special reports as the Board may reasonably request, and keep the Directors informed of developments materially affecting the Funds' portfolios;

         (d) make available to the Funds' administrator and St. Clair, promptly upon their request, such copies of its investment records and ledgers with respect to the Funds as may be required to assist the administrator and St. Clair in their compliance with applicable laws and regulations. The Advisor will furnish the Directors with such periodic and special reports regarding the Funds as they may reasonably request; and

         (e) immediately notify St. Clair in the event that the Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Advisor from serving as investment advisor pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. The Advisor further agrees to notify St. Clair immediately of any material fact known to the Advisor respecting or relating to the Advisor that is not contained in St. Clair's Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

3.       Documents

         St. Clair has delivered properly certified or authenticated copies of each of the following documents to the Advisor and will deliver to it all future amendments and supplements thereto, if any:

     (a) certified resolution of the Board of Directors of St. Clair authorizing the appointment of the Advisor and approving the form of this Agreement;

     (b) the Registration Statement as filed with the Securities and Exchange Commission and any amendments thereto; and

         (c) exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.       Brokerage

         In selecting brokers or dealers to execute transactions on behalf of the Funds, the Advisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Advisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided to the Funds and/or other accounts over which the Advisor or its affiliates exercise investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Advisor and its affiliates are authorized to effect portfolio transactions for the Funds and to retain brokerage commissions on such transactions.

5.       Records

         The Advisor agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Advisor with respect to the Funds by the 1940 Act. The Advisor further agrees that all records which it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request.

6.       Standard of Care

         The Advisor shall exercise its best judgment in rendering the services under this Agreement. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund's shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Advisor against any liability to a Fund or to its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Advisor" shall include any officers, directors, employees, or other affiliates of the Advisor performing services with respect to the Funds.

7.       Compensation

         In consideration of the services rendered pursuant to this Agreement, each Fund (with the exception of the Munder Institutional S&P 500 Index Equity
Fund) will pay the Advisor a fee at an annual rate equal to ___% of the average daily net assets of each Fund. The Munder Institutional S&P 500 Index Equity Fund will pay the Advisor a fee at an annual rate equal to ___% of its average daily net assets. These fees shall be computed and accrued daily and payable monthly. For the purpose of determining fees payable to the Advisor, the value of a Fund's average daily net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information.

8.       Expenses

         The Advisor will bear all expenses in connection with the performance of its services under this Agreement. Each Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any, fees of Directors of St. Clair who are not officers, directors, or employees of the Advisor; Securities and Exchange Commission fees and state blue sky fees; charges of custodians and transfer and dividend disbursing agents; shareholder servicing fees; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personal expenses; charges of an independent pricing service; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers of Board of Directors of St. Clair; and any extraordinary expenses.

9.       Services to Other Companies or Accounts

         The investment advisory services of the Advisor to the Funds under this Agreement are not to be deemed exclusive, and the Advisor, or any affiliate thereof, shall be free to render similar services to other investment companies and the clients (whether or not their investment objectives and policies are similar to those of the Funds) and to engage in the activities, so long as it services hereunder are not impaired thereby.

10.      Duration and Termination

         This Agreement shall become effective on the date of this Agreement and shall continue in effect with respect to a Fund, unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of St. Clair or
(ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on sixty
(60) days' written notice by the Board of Directors of St. Clair or by vote of holders of a "majority" (as defined in the 1940 Act) of the Fund's shares or upon ninety (90) days' written notice by the Advisor. This Agreement will be terminated automatically in the event of its "assignment" (as defined in the 1940 Act).

11.      Amendment

         No provision of this Agreement shall be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement with respect to a Fund shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors of St. Clair, including a majority of Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

12.      Use of Name

         It is understood that the name of Munder Capital Management or any derivative thereof or logo associated with that name is the valuable property of the Advisor and its affiliates, and that the Company and each Fund have the right to use such name (or derivable or logo) only so long as this Agreement shall continue with respect to the Funds. Upon termination of this Agreement, the Company and each Fund shall forthwith cease to use such name (or derivative or logo) and St. Clair shall promptly amend its Articles of Incorporation to change the Company's and the Funds' names to comply herewith.

13.      Miscellaneous

         (a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

         (b) Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

         (c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

         (d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Michigan.

         (e) If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person circumstance, other than these as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         (f) Notices of any kind to be given to the Advisor by St. Clair shall be in writing and shall be duly given if mailed or delivered to the Advisor at 480 Pierce Street, Birmingham, Michigan 48009, or at such other address or to such individual as shall be specified by the Advisor to St. Clair. Notices of any kind to be given to St. Clair by the Advisor shall be in writing and shall be duly given if mailed or delivered to 480 Pierce Street, Birmingham, Michigan 48009, or at such the address or to such individual as shall be specified by St. Clair to the Advisor.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                                                   ST. CLAIR FUNDS, INC.


                                       By:


                                                   MUNDER CAPITAL MANAGEMENT


                                       By: